Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into as of this 17th day of November, 2016, by and between Delta Natural Gas Company, Inc., a Kentucky corporation (hereinafter referred to as “Delta” or “Company”), and Glenn R. Jennings (hereinafter referred to as “Executive”).

W I T N E S S E T H :

WHEREAS, Company and Executive entered into an Employment Agreement on March 1, 2000 (“Agreement”), which included provisions for certain payments by the Company to the Executive in the event of a change in control of Company; and

WHEREAS, the Agreement was for a five-year term, with an automatic one-year extension each year absent notification otherwise by either of the parties, and the term of the Agreement currently extends through November 30, 2020; and

WHEREAS, any payments of deferred compensation upon change in control under the Agreement are unvested; and

WHEREAS, the parties having determined that certain provisions of the Agreement fail to meet the requirements of Section 409A of the Internal Revenue Code and that an amendment is necessary to bring the Agreement into compliance;

NOW, THEREFORE, the parties agree that the Agreement is hereby amended as follows:

(1)    Section 4(f), Loan, Section 6(a)(iii) are deleted in their entirety as the referenced loan is no longer outstanding.

(2)    Section 5, Termination, subsection (d), Termination by Executive, is amended in its entirety as follows:

(d)    Termination by the Executive. The Executive may terminate his employment hereunder if, following a Change in Control, as hereinafter defined, the Executive determines in good faith, but otherwise in his sole discretion, that as a result of the Change in Control, either (A) his continued employment with Company is not in the best interests of Company, or (B) he is unable effectively to carry out his duties and responsibilities as contemplated hereby. For purposes of any determination regarding the applicability of this paragraph, any position taken by the Executive shall be presumed correct unless the Company establishes by clear and convincing evidence that such position is not correct. As used herein, a “Change in Control” means:

(a)    any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b)    any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent stock acquisition by such person or persons) ownership of the stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c)    a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or

(d)    any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control does not occur when there is a transfer to an entity that, immediately after the transfer, is controlled by the shareholders of the Company immediately prior to the transfer.

Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 5(a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death pursuant to Section 5(a), the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 5(b) above, thirty (30) days after notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (iii) if the Executive’s employment is terminated pursuant to Section 5(c) above, the date specified I the Notice of Termination; and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given. Notwithstanding the foregoing provisions, if within thirty days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, by mutual written agreement of the parties, by a binding and final arbitration ward or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

(3)    Section 6, Compensation Upon Termination, subsection (b), is amended in its entirety as follows:

(b)    In the event the Company shall terminate Executive’s employment hereunder other than pursuant to any of Sections 5(a), 5(b) or 5(c), or in the event Executive shall terminate his employment hereunder pursuant to Section 5(d), then:

(i)    Company shall pay Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

(ii)    in lieu of further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive an amount equal to the product of (A) Executive’s annual salary rate in effect as of the Date of Termination, multiplied by (B) the greater of the number of years (including partial years) remaining in the term of employment hereunder or the number three, such payment to be paid in substantially equal semi-monthly installments on the fifteenth and last day of each month commencing with the month in which the Date of Termination occurs and continuing for the number of consecutive semi-monthly payment dates (including the first such date as aforesaid) equal to the product obtained by multiplying the number of years (including partial years) applicable under this Section 6(b)(ii) by twenty-four; and

(iii)    the Company shall pay all losses or other damages Executive may suffer as a result of such termination, including but not limited to, any and all loss of benefits to Executive under the Company’s employee benefit plans and arrangements which, but for such termination, Executive would have received pursuant to Section 4(c) hereof, and further including all legal fees and expenses incurred by him as a result of such termination. Incentive compensation shall be calculated based upon the average incentive compensation payments (cash bonus and stock awards) to the Executive for the three-year period immediately preceding the Change in Control. Compensation payments representing incentive compensation will be paid to the Executive in a lump sum annually between August 31 and September 15 of each year following termination of employment, the same time such payments would have been paid had the Executive continued employment with the Company. The right to a series of installment payments hereunder shall at all times be treated as the right to a series of separate payments.

(iv)    Executive shall have the right to continued use of the Company automobile which was furnished to him at the time of his termination of employment, on the same terms and conditions in effect prior to his termination of employment. Further, the Company shall convey to the Executive the full, complete and unencumbered title to the automobile within thirty (30) days following the end of the applicable period.

(v)    If the Executive elects COBRA continuation coverage under any health plans maintained by the Company, Company shall pay the Executive’s monthly premiums for such COBRA coverage, at the level (i.e., single, family) at which the Executive was covered at the time of termination, for the applicable COBRA continuation period.

(vi)    For the applicable period set forth in Section 6(b)(ii) above, the Company shall continue to pay the premiums on the $800,000 life insurance policy maintained by the Company on the life of the Executive, and shall continue to provide that $200,000 of the proceeds of such policy upon the death of the Executive shall be paid to the surviving spouse of the Executive or, if none, to the Executive’s estate.

(vii)    Executive shall not be required to mitigate the amount of any payment provided in this Section 6(b) by seeking other employment or otherwise.

Notwithstanding the foregoing, a “termination of employment” under this Agreement shall not be deemed to occur unless the termination of employment complies with the definition of “separation from service” under Internal Revenue Code Section 409A.

(4)    A new section, Section 6A, is added to the agreement as follows:

6A.    PAYMENTS FOLLOWING DEATH. If Executive shall die following the commencement of payments under this Agreement, the remaining payments under the Agreement shall be paid in a single lump sum payment to the Beneficiary designated by the Executive on the Beneficiary Designation Form in effect at the time of the Executive’s death and, if none, to the Executive’s estate.

(5)    A new section, Section 6B, is added to the agreement as follows:

6B.    DELAY IN PAYMENT. If, at the time of the Executive’s termination of employment, he is a “specified employee,” determined in accordance with Internal Revenue Code Section 409A, a distribution of compensation to the Executive under this Agreement cannot be made for the “Delay Period.” The “Delay Period” shall be the period which extends the longer of (x) eighteen (18) months from the date of this amendment, or six (6) months from the date of separation from service. The aggregate of any payments which otherwise would have been made during the Delay Period shall be made in a single lump sum payment on the first day of the nineteenth month or the first day of the seventh month, as applicable.

(6)    Section 7, Excise Tax Make-Whole, is amended by adding the following at the end of the section:

Notwithstanding the foregoing, any make-whole tax payments will be made no later than the close of the Executive’s taxable year following the year in which the Executive remits the taxes, as specified in Internal Revenue Code Section 409A.

Further, at the time that payments are to commence under this Agreement, the Company shall provide to Executive a written statement setting forth the manner in which in any such amounts were calculated and the basis for the calculations, including, without limitation, any opinions or other advice the Company received from tax counsel, accountants, or other advisors or consultants.

(7)    A new section, Section 19, is added to the Agreement as follows:

SECTION 19.    EXPENSE REIMBURSEMENT. To the extent required by Internal Revenue Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)     the amount of expenses eligible for reimbursement or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year;

(ii)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)    any right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have caused this Amendment to Employment Agreement to be executed the day and year first above written.

DELTA NATURAL GAS COMPANY, INC.

By:	/s/Michael J. Kistner
Lead Director

/s/Glenn R. Jennings
Glenn R. Jennings